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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

1. Fine Host Services Corporation, a Delaware corporation.

2. Fanfare, Inc., a Massachusetts corporation.

3. Creative Food Management, Inc., an Ohio corporation.

4. Northwest Food Service, Inc., an Idaho corporation.


5. PCS Holdings Corp., a North Carolina corporation (formerly known as HCS Management Corp.).


6. Republic Management Corp. of Massachusetts, a Masschusetts corporation.


7. Serv-Rite Corporation, a New York corporation.